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News Release
For immediate release
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                                                For:   Maxwell Shoe Company Inc.

                                        Approved By:   Richard J. Bakos
                                                       Chief Financial Officer
                                                       617/333-4007

                                   Investor Contact:   David Walke/Howard Zar
                                                       Stacey Levitz
                                      Media Contact:   Michael McMullan
                                                       Morgen-Walke Associates
                                                       212/850-5600

              MAXWELL SHOE COMPANY INC. TO OPEN SAM & LIBBY AND
          JONES NEW YORK RETAIL FOOTWEAR STORES THROUGH JOINT VENTURE

     Hyde Park, MA, April 14, 1997 -- Maxwell Shoe Company Inc., (Nasdaq:MAXS) announced today that it has completed a transaction to own and operate approximately 130 retain women's footwear stores through a joint-venture, SLJ Retail LLC. Located in 24 states, the stores will sell a complete selection of women's footwear under the Sam & Libby and Jones New York brand names.
     Maxwell Shoe has entered into the joint venture agreement with The Butler Group Inc., owners of a chain of women's shoe stores located in the East, Southeast, Texas and California. Approximately 130 of the chain's best locations in high-end shopping malls will be contributed to the joint venture. Of the locations, approximately 100 will be renamed and remerchandised to offer Sam & Libby shoes with the balance of stores offering footwear under the Jones New York name. Maxwell Shoe, which acquired all worldwide rights to the Sam & Libby trademarks and trade names in August 1996, will license Sam & Libby trademarks and sublicense the Jones New York trade names to the joint venture.
     Maxwell Shoe anticipates that the first 25 stores to be operated under the new brand names will be opened by August 1997 with the balance to open by November 1997. The Company believes these retail concepts will fill a niche in the women's retail shoe market between the budget and better customer. Sam & Libby stores will target women in the 18 to 45 age group and will offer updated casual footwear in the upper moderate price range. Average retail price points for Sam & Libby shoes will range from $35 to $50 and $45 to $70 for boots.
Jones New York footwear stores will target career-oriented women offering updated classic footwear at "better" price points. Jones New York shoe retail prices range from $65 to $80, while boots retail for $90 to $150.
     The joint venture will be initially 49% owned by Maxwell Shoe which will account for its ownership under the equity method. As a result, Maxwell Shoe expects the effects of the joint venture's operations on Maxwell Shoe's earnings to be neutral during the 1997 fiscal year as Maxwell Shoe does not

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                    [LETTERHEAD OF MORGEN-WALKE ASSOCIATES]
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MAXWELL SHOE COMPANY INC. TO OPEN FOOTWEAR                                PAGE 2
STORES THROUGH JOINT VENTURE


expect to recognize income or loss for the investment during that period. Maxwell Shoe holds an option through February 1, 2000, to purchase additional equity in the joint venture to increase its equity ownership to 55%. In the event Maxwell Shoe exercises such option, it would be required to consolidate its financial statements with those of the joint venture.
     The Company also noted that bank financing for the transaction as well as for the working capital needs of the joint venture would be provided by the Bank of Boston.
     Maxwell V. Blum, Chairman and Chief Executive Officer of Maxwell Shoe Company, noted, "We are enthusiastic about the joint venture with our new partner, The Butler Group, as it allows for the best and most efficient utilization of each Company's footwear assets. The Butler Group will contribute retail sites in some of the best malls in the U.S., while Maxwell Shoe will contribute two of the most recognized brand names in women's footwear and apparel. We believe that the combination will create a powerful new retail concept."
     Mark J. Cocozza, President and Chief Operating Officer of Maxwell Shoe, added, "This joint venture will allow us to achieve our strategic objective of increasing our market share of the casual and dress women's footwear markets. Initial response at wholesale to the Jones New York and Sam & Libby lines has been positive. By opening these retail stores, we will create a captive distribution channel for our products. Additionally, we expect the brand visibility created by stand-alone mall stores will increase customer recognition of our brand names and will have a positive effect on our wholesale business going forward."
     Certain statements contained in their press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the duty Company to source its products due to political or economic factors or the

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MAXWELL SHOE COMPANY INC. TO OPEN FOOTWEAR                                PAGE 3
STORES THROUGH JOINT VENTURE


imposition of trade or duty restrictions. The Company undertakes no obligation to release publicly the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.
     Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include Mootsies Tootsies, Jones New York and Sam & Libby.

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